Exhibit 99.1
Penton Media, Inc.
The Penton Media Building
1300 E. 9th St.
Cleveland, OH 44114 USA
216.696.7000
Fax: 216.931.9492
www.penton.com
For Immediate Release:
PENTON MEDIA ANNOUNCES EXTENSION OF PREVIOUSLY
ANNOUNCED TENDER OFFERS
CLEVELAND, OH — January 31, 2007 — Penton Media, Inc. (OTCBB: PTON) announced today that its previously announced cash tender offers for (i) any and all of its outstanding 11-7/8% Senior Secured Notes due 2007 (the “2007 Notes”) and (ii) any and all of its outstanding 10-3/8% Senior Subordinated Notes due 2011 (the “2011 Notes” and together with the 2007 Notes, the “Notes”), have been extended. The tender offers, previously set to expire at 9:00 a.m., New York City time, on January 31, 2007, will now expire at 9:30 a.m., New York City time, on February 1, 2007, unless otherwise extended or earlier terminated. The tender offers are being extended in order to coordinate the closing of the tender offers with the expected closing of Penton’s previously announced merger with Prism Business Media Holdings, Inc. (the “Merger”). Except for the above change, all terms and conditions of the tender offers are unchanged and remain in full force and effect.
Penton has been advised by the depositary of the tender offers that, as of 5:00 p.m., New York City time, on January 29, 2007, (i) approximately $122,454,000 in aggregate principal amount of 2007 Notes, or 77.75% of the outstanding principal amount of the 2007 Notes have been validly tendered and (ii) approximately $155,050,000 in aggregate principal amount of 2011 Notes, or 99.84% of the outstanding principal amount of the 2011 Notes have been validly tendered. Withdrawal rights of tendering holders of the Notes expired at 5:00 p.m., New York City time, on January 8, 2007. As previously announced on January 8, 2007, pursuant to the consent solicitations, Penton has received the requisite consents (i) to adopt the proposed amendments to the indenture governing the 2007 Notes and (ii) to adopt the proposed amendments to the indenture governing the 2011 Notes. As a result, on January 9, 2007 Penton and each of the indenture trustees executed supplemental indentures in respect of such amendments, with such amendments to become operative upon the acceptance for payment of Notes pursuant to the tender offers.
Penton has engaged UBS Securities LLC and J.P. Morgan Securities Inc. to act as dealer managers for the tender offers. Questions about the tender offers and consent solicitations may be directed to the Liability Management Group of UBS Securities LLC at (888) 722-9555 x4210 (toll free) and the High Yield Syndicate of J.P. Morgan Securities Inc. at (212) 270-3994 (call collect). Requests for documentation should be directed to Global Bondholder Services Corporation, the Information Agent for the tender offers and consent solicitations, at (212) 430-3774 or (866) 807-2200 (toll free).
The tender offers remain subject to satisfaction of certain conditions, including consummation of the Merger. Penton reserves the right to extend, terminate, withdraw or amend each tender offer at any time subject to applicable law. The tender offers are being made solely by means of the tender offer documents. Under no circumstances shall this press release constitute an offer to purchase or the solicitation of an offer to sell the Notes or any other securities of Penton. No recommendation is made as to whether holders of the Notes should tender their Notes.

About Penton Media, Inc.
Penton Media, Inc. (http://www.penton.com/), a diversified business-to-business media company, provides high-quality content and integrated marketing solutions to the following industries: aviation; business technology Enterprise Information Technology; design/engineering; electronics; food/retail; government/compliance; hospitality; manufacturing; mechanical systems/construction; and natural and organic products. Penton produces market-focused magazines, trade shows, conferences, and online media and provides a broad range of custom media and direct marketing solutions for business-to-business customers worldwide.
Forward-looking Statements
This document contains information relating to Penton Media, Inc. that may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, among other things, statements regarding the transaction pursuant to which Penton will be acquired by Prism Business Media and the expected closing of such transaction. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Actual results or events may differ materially from those projected as a result of certain risks and uncertainties.
Media and investor contact
Penton Media, Inc.
Bethany Weaver
(216) 931-9551
bweaver@penton.com

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